Exhibit 23.4

CONSENT OF MICHAEL P. RICHARDSON, P.E.

We hereby consent to the incorporation by reference of the mineral reserve estimates and other analyses performed by us in our capacity as an independent consultant to Rare Element Resources Ltd. (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012, in the Company’s Registration Statements on Form S-8 (No. 333-170022), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

Date:  September 10, 2012

Michael P. Richardson, P.E.

Name:  Michael P. Richardson, P.E.

Title:  Senior Mining Engineer